Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Third Quarter 2011 Earnings

Investor/Analyst Conference Call Scheduled for November 1, 2011 at 10:00 a.m. EST

ATLANTA, October 31, 2011 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $7.9 million, or $0.15 per diluted share, for the third quarter of 2011, compared to $21.7 million, or $0.44 per diluted share, for the third quarter of 2010.

Net income available to common shareholders for the nine months ended September 30, 2011, was $16.3 million, or $0.32 per diluted share, compared to a net loss of $16.9 million, or a net loss of $0.35 per diluted share, for the nine months ended September 30, 2010.

The Company’s net income available to common shareholders for the nine months ended September 30, 2011 included a $0.4 million gain on the sale of a technology investment and $1.8 million of costs associated with the Company’s redemption of its Series B preferred stock.

The Company’s net income (loss) available to common shareholders for the three and nine months ended September 30, 2010 included a net gain of $20.9 million related to the acquisition of all remaining interests in its Atlanta condominium project, adjacent land and infrastructure and the acquisition of the related construction loans. The Company’s net loss attributable to common shareholders for the nine months ended September 30, 2010 also included non-cash impairment charges of approximately $35.1 million primarily relating to the Company’s Austin condominium project.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2011 was $26.7 million, or $0.52 per diluted share, compared to $40.3 million, or $0.82 per diluted share, for the third quarter of 2010. FFO for the third quarter of 2010 included the net gain discussed above totaling $20.9 million, or $0.43 per diluted share.

FFO for the nine months ended September 30, 2011 was $72.8 million, or $1.44 per diluted share, compared to $38.1 million, or $0.78 per diluted share, for the nine months ended September 30, 2010. FFO for the first nine months of 2011 included costs related to the redemption of the Company’s Series B preferred stock, offset by the technology sale gain as discussed above, totaling a net reduction to FFO of $1.3 million, or $0.03 per diluted share. The Company’s reported FFO for the first nine months of 2010 included the net gain discussed above totaling $20.9 million, offset by the non-cash impairment charges discussed above of $35.1 million, resulting in total net charges included in FFO of $14.2 million, or $0.29 per diluted share.

Said Dave Stockert, CEO and President of Post, “The Company again put up a strong performance in the third quarter, with solid rent growth and sustained high occupancy. Ongoing favorable supply and demand conditions are prevailing against the uncertain economic environment, and support another increase in our full-year guidance for property operating results and FFO.”

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 46 mature (same store) communities, containing 16,688 apartment units, was 96.7% and 95.8% for the third quarter of 2011 and 2010, respectively.

Total revenues for the mature communities increased 6.7% and total operating expenses increased 1.1% during the third quarter of 2011, compared to the third quarter of 2010, resulting in a 10.8% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 5.0% during the third quarter of 2011, compared to the third quarter of 2010.

On a sequential basis, total revenues for the mature communities increased 3.5% and total operating expenses increased 4.7%, producing a 2.7% increase in same store NOI for the third quarter of 2011, compared to the second quarter of 2011. On a sequential basis, the average monthly rental rate per unit increased 2.3%. For the third quarter of 2011, average economic occupancy at the mature communities was 96.7%, compared to 95.5% for the second quarter of 2011.

For the nine months ended September 30, 2011, average economic occupancy at the Company’s mature communities was 95.8%, compared to 95.3% for the nine months ended September 30, 2010.

Total revenues for the mature communities increased 5.1% and total operating expenses decreased 0.1% during the first nine months of 2011, compared to the first nine months of 2010, resulting in an 8.8% increase in same store NOI. The average monthly rental rate per unit increased 3.6% for the first nine months of 2011, compared to the first nine months of 2010.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

In the aggregate, the Company has 1,568 units in five apartment communities, and approximately 37,567 square feet of retail space, under development with a total estimated cost of $272.1 million.

Financing Activity

Leverage and Line Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 39.7% at September 30, 2011.

In October 2011, the Company repaid $9.6 million of its 5.13% senior unsecured notes at their maturity.

As of October 27, 2011, the Company had cash and cash equivalents of $73.3 million. The Company had no outstanding borrowings and had letters of credit totaling $0.7 million under its combined $330 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has an at-the-market common equity program for the sale of up to 4 million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the third quarter of 2011, the Company sold 1,322,800 shares, at an average gross price per share of $41.34, producing net proceeds of $53.5 million. During the first nine months of 2011, the Company sold 2,321,487 shares, at an average gross price per share of $40.38, producing net proceeds of $91.7 million. The Company has approximately 1.6 million shares remaining for issuance under this program.

Condominium Activity

During the third quarter of 2011, the Company closed 14 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $13.7 million. As of October 27, 2011, the Company has, in the aggregate, closed 103 units at the Austin and Atlanta condominium projects and had 10 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $2.6 million, or $0.05 per diluted share, from condominium sales activities during the third quarter of 2011, compared to $1.2 million, excluding impairment charges, or $0.02 per diluted share, during the third quarter of 2010. The Company recognized net gains in FFO of $8.8 million, or $0.17 per diluted share, from condominium activities during the nine months ended September 30, 2011, and $2.1 million, excluding impairment charges, or $0.04 per diluted share, during the nine months ended September 30, 2010.

2011 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its revised outlook, the Company anticipates that FFO for the full year 2011 will be in the range set forth below, as compared to its previous outlook provided in its August 2011 earnings release. The tables below reflect the anticipated range of FFO before and after charges recorded in connection with the redemption of preferred stock, and reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before charges and Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO, before charges	$1.74 to $1.76	$1.64 to $1.70
Condo FFO	$0.18 to $0.19	$0.14 to $0.18
FFO, before charges	$1.92 to $1.95	$1.78 to $1.88
Preferred redemption charges	($0.034)	($0.035)
FFO	$1.89 to $1.92	$1.75 to $1.84

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	5.4% to 5.5%	4.5% to 5.0%
Operating expenses	1.6% to 1.7%	1.4% to 1.8%
Net operating income (NOI)	7.9% to 8.1%	6.5% to 7.5%

The above per share outlook is based on the assumption that fully diluted weighted average shares and units are expected to be just over 51 million for the full year 2011.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash debt extinguishment gains and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The telephone numbers are 877-723-9518 for US and Canada callers and 719-325-4888 for international callers. The access code is 9148864. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, November 1, and will be available until Monday, November 7, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 9148864. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,431 apartment units in 57 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,568 apartment units in five communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses, net operating income, newly stabilized property net operating income, interest capitalized to development projects, interest expense, preferred dividends, number of diluted shares, condominium profits and underlying assumptions, charges and overhead expenses, anticipated development activities (including the projected costs, projected construction expenditures, projected yield, timing and anticipated potential sources of financing of projected future development activities), expectations regarding the for-sale condominium business and the timing, sales pace and closing volumes of condominium homes, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the economic stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
OPERATING DATA
Revenues from continuing operations	$78,612	$72,895	$227,567	$212,869
Net income (loss) available to common shareholders	$7,872	$21,670	$16,275	$(16,948)
Funds from operations available to common shareholders and unitholders (Table 1)	$26,735	$40,269	$72,753	$38,144

Weighted average shares outstanding - diluted	51,053	48,670	50,259	48,446
Weighted average shares and units outstanding - diluted	51,215	48,841	50,426	48,618

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$0.15	$0.44	$0.32	$(0.35)

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.52	$0.82	$1.44	$0.78
Dividends declared	$0.22	$0.20	$0.62	$0.60

1)

Funds from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 402 and 135 for the three months and 397 and 134 for the nine months ended September 30, 2011 and 2010, respectively. The dilutive securities for the nine months ended September 30, 2010 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 164 and 212 for the three months and 162 and 205 for the nine months ended September 30, 2011 and 2010, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net income (loss) available to common shareholders	$7,872	$21,670	$16,275	$(16,948)
Noncontrolling interests - Operating Partnership	25	76	54	(60)
Depreciation on consolidated real estate assets, net	18,475	18,167	55,340	54,349
Depreciation on real estate assets held in unconsolidated entities	363	356	1,084	1,065
Gains on sales of condominiums	(2,581)	(1,184)	(8,757)	(2,319)
Incremental gains on condominium sales	2,581	1,184	8,757	2,057

Funds from operations available to common shareholders and unitholders	$26,735	$40,269	$72,753	$38,144

Funds from operations - per share and unit - diluted (1)	$0.52	$0.82	$1.44	$0.78

Weighted average shares and units outstanding - diluted (1)	51,379	49,053	50,588	48,957

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 402 and 135 for the three months and 397 and 134 for the nine months ended September 30, 2011 and 2010, respectively. The dilutive securities for the nine months ended September 30, 2010 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 164 and 212 for the three months and 162 and 205 for the nine months ended September 30, 2011 and 2010, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30, 2011	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010
Total same store NOI	$40,130	$36,217	$39,073	$117,154	$107,661
Property NOI from other operating segments	3,621	2,497	2,918	9,286	4,067

Consolidated property NOI	43,751	38,714	41,991	126,440	111,728

Add (subtract):
Interest income	374	390	516	982	755
Other revenues	243	223	227	686	777
Depreciation	(18,823)	(18,623)	(18,808)	(56,383)	(55,737)
Interest expense	(14,207)	(13,646)	(14,437)	(43,119)	(38,820)
Amortization of deferred financing costs	(717)	(611)	(721)	(2,085)	(2,097)
General and administrative	(3,970)	(3,927)	(4,246)	(12,332)	(12,570)
Investment and development	(239)	(569)	(296)	(1,013)	(1,849)
Other investment costs	(329)	(669)	(455)	(1,278)	(1,828)
Impairment losses	—	—	—	—	(35,091)
Gains on condominium sales activities, net	2,581	1,184	5,432	8,757	2,319
Equity in income of unconsolidated real estate entities, net	235	18,258	346	790	18,554
Other income (expense), net	(71)	26	285	230	(271)
Net gain on extinguishment of indebtedness	—	2,845		—	2,845

Net income (loss)	$8,828	$23,595	$9,834	$21,675	$(11,285)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q3 ‘11 vs. Q3 ‘10 % Change	Q3 ‘11 vs. Q2 ‘11 % Change	Q3 ‘11 % Same Store NOI
	September 30, 2011	September 30, 2010	June 30, 2011
Rental and other revenues
Atlanta	$19,655	$18,378	$18,927	6.9%	3.8%
Washington, D.C.	11,033	10,560	10,701	4.5%	3.1%
Dallas	12,845	11,881	12,270	8.1%	4.7%
Tampa	8,226	7,762	8,052	6.0%	2.2%
Charlotte	4,594	4,251	4,440	8.1%	3.5%
New York	3,580	3,396	3,520	5.4%	1.7%
Houston	3,135	2,929	3,018	7.0%	3.9%
Orlando	2,584	2,416	2,511	7.0%	2.9%
Austin	1,321	1,207	1,261	9.4%	4.8%

Total rental and other revenues	66,973	62,780	64,700	6.7%	3.5%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,963	7,850	7,896	1.4%	0.8%
Washington, D.C.	3,681	3,888	3,155	(5.3)%	16.7%
Dallas	5,765	5,710	5,433	1.0%	6.1%
Tampa	3,153	2,978	3,096	5.9%	1.8%
Charlotte	1,730	1,831	1,739	(5.5)%	(0.5)%
New York	1,561	1,426	1,521	9.5%	2.6%
Houston	1,388	1,338	1,251	3.7%	11.0%
Orlando	1,029	971	1,002	6.0%	2.7%
Austin	573	571	534	0.4%	7.3%

Total	26,843	26,563	25,627	1.1%	4.7%

Net operating income
Atlanta	11,692	10,528	11,031	11.1%	6.0%	29.2%
Washington, D.C.	7,352	6,672	7,546	10.2%	(2.6)%	18.3%
Dallas	7,080	6,171	6,837	14.7%	3.6%	17.6%
Tampa	5,073	4,784	4,956	6.0%	2.4%	12.6%
Charlotte	2,864	2,420	2,701	18.3%	6.0%	7.1%
New York	2,019	1,970	1,999	2.5%	1.0%	5.0%
Houston	1,747	1,591	1,767	9.8%	(1.1)%	4.4%
Orlando	1,555	1,445	1,509	7.6%	3.0%	3.9%
Austin	748	636	727	17.6%	2.9%	1.9%

Total same store NOI	$40,130	$36,217	$39,073	10.8%	2.7%	100.0%

Average rental rate per unit
Atlanta	$1,139	$1,079	$1,108	5.6%	2.8%
Washington, D.C.	1,876	1,813	1,850	3.5%	1.4%
Dallas	1,083	1,030	1,058	5.1%	2.4%
Tampa	1,260	1,189	1,227	6.0%	2.7%
Charlotte	1,071	1,009	1,039	6.1%	3.0%
New York	3,715	3,631	3,685	2.3%	0.8%
Houston	1,218	1,180	1,190	3.2%	2.3%
Orlando	1,383	1,302	1,355	6.2%	2.0%
Austin	1,375	1,288	1,323	6.8%	3.9%
Total average rental rate per unit	1,289	1,228	1,260	5.0%	2.3%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Nine months ended		% Change
	September 30, 2011	September 30, 2010
Rental and other revenues
Atlanta	$57,095	$54,243	5.3%
Washington, D.C.	32,146	30,998	3.7%
Dallas	37,157	35,027	6.1%
Tampa	24,200	23,197	4.3%
Charlotte	13,301	12,605	5.5%
New York	10,513	10,073	4.4%
Houston	9,116	8,640	5.5%
Orlando	7,575	7,131	6.2%
Austin	3,808	3,607	5.6%

Total rental and other revenues	194,911	185,521	5.1%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	23,681	23,640	0.2%
Washington, D.C.	10,078	11,184	(9.9)%
Dallas	16,464	16,141	2.0%
Tampa	9,203	8,967	2.6%
Charlotte	5,068	5,188	(2.3)%
New York	4,632	4,316	7.3%
Houston	3,976	3,854	3.2%
Orlando	3,012	2,961	1.7%
Austin	1,643	1,609	2.1%

Total	77,757	77,860	(0.1)%

Net operating income
Atlanta	33,414	30,603	9.2%
Washington, D.C.	22,068	19,814	11.4%
Dallas	20,693	18,886	9.6%
Tampa	14,997	14,230	5.4%
Charlotte	8,233	7,417	11.0%
New York	5,881	5,757	2.2%
Houston	5,140	4,786	7.4%
Orlando	4,563	4,170	9.4%
Austin	2,165	1,998	8.4%

Total same store NOI	$117,154	$107,661	8.8%

Average rental rate per unit
Atlanta	$1,113	$1,070	4.0%
Washington, D.C.	1,852	1,791	3.4%
Dallas	1,062	1,027	3.4%
Tampa	1,231	1,180	4.3%
Charlotte	1,043	1,012	3.1%
New York	3,691	3,603	2.4%
Houston	1,194	1,184	0.8%
Orlando	1,358	1,290	5.3%
Austin	1,333	1,280	4.1%
Total average rental rate per unit	1,264	1,220	3.6%

Table 4

Computation of Debt Ratios

(In thousands)

	As of September 30,
	2011	2010
Total real estate assets per balance sheet	$2,025,333	$2,059,461
Plus:
Company share of real estate assets held in unconsolidated entities	70,419	71,857
Company share of accumulated depreciation - assets held in unconsolidated entities	12,091	10,187
Accumulated depreciation per balance sheet	748,306	673,982

Total undepreciated real estate assets (A)	$2,856,149	$2,815,487

Total debt per balance sheet	$1,030,852	$1,013,972
Plus:
Company share of third party debt held in unconsolidated entities	59,601	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,090,453	$1,073,573

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	38.2%	38.1%

Total debt per balance sheet	$1,030,852	$1,013,972
Plus:
Company share of third party debt held in unconsolidated entities	59,601	59,601
Preferred shares at liquidation value	43,392	92,963

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,133,845	$1,166,536

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	39.7%	41.4%